Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Endeavour International Holding BV:

We consent to the incorporation by reference in the registration statements (Nos. 333-118503, 333-130515, 333-132684, 333-139304, 333-149744, 333-165853, and 333-163781) on Form S-3 and (Nos. 333-119577, 333-128692, 333-143794, 333-149743, 333-157967, 333-169851, 333-171392, 333-183251 and 333-183250) on Form S-8 of Endeavour International Corporation of our report dated January 24, 2013, with respect to the consolidated balance sheets of Endeavour International Holding BV and subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the Form 8-K of Endeavour International Corporation dated January 24, 2013.

/s/ KPMG LLP

Houston, Texas

January 24, 2013